For Immediate Release

Uplift Nutrition Trading on OTC-BB

SALT LAKE CITY, Utah, March 19, 2008 -- UpLift Nutrition, Inc. (UPNT), a forerunner in the energy-drink mix market, today announced that in early January of this year, its registration statement filed with the Securities and Exchange Commission in November 2007 went effective, making UpLift Nutrition a ‘fully reporting’ company.  Subsequently, the Financial Industry Regulatory Authority (FINRA) cleared the company to trade on the Over the Counter Bulletin Board as of Feb. 28.

“We are very excited to have achieved both of these major steps in improving the overall public image and shareholder potential of the company,” said UpLift Nutrition President Gary C. Lewis.  “We are now ready to move aggressively but carefully into, what we feel is a more appropriate marketplace for our company.”

In other news, UpLift Nutrition has expanded its presence in California, Arizona, Colorado and Utah retail outlets.  The company’s “Active UpLift”™ ‘Raspberry Lemonade’ cold drink mix is now available in over 100 Ralph’s stores in Southern California, 90 Albertson’s stores in Colorado and Arizona and both the ‘Raspberry Lemonade and our newest drink, an ‘Apple Cinnamon’ flavored hot drink,  is available in 11 Harmon’s stores throughout Utah.  In the coming months, the company intends to expand into Florida and Texas.  Altogether, UpLift products currently can be found in over 200 stores, after only four months on the market.

UpLift Nutrition sees tremendous continued potential in the energy-drink market, which has seen double-digit growth each year for the past several years.  UpLift fills a unique niche, offering an all-natural product with no added sugar or caffeine, in a convenient, portable stick pack that mixes very well with water or your favorite juice drink.

“UpLift is uniquely poised in the market.  We offer a healthy, no-caffeine alternative to the heavily caffeinated drinks you find on most store shelves,” said Lewis.  “We think there is a huge segment of the market that’s currently underserved.  UpLift gives them an energy boost fueled by vitamins, herbs, minerals and antioxidants – not caffeine.”

The company will cultivate that underserved sales base with a new regional marketing campaign focused on in-store demonstrations, sample giveaways, presence at high-profile public gatherings, and sponsorship of health-conscious events such as the Salt Lake City Marathon this April.  UpLift is a corporate sponsor for the race, which draws thousands of competitors and many more spectators.  The Company will have a booth at the sign-up expo for two days before the April 18 race, at the start and finish lines, and will distribute “Active UpLift”™ sticks in 12,000 sponsor bags for athletes.

UpLift is also preparing to unveil its next product, a diet green-tea mix to compliment our ‘Raspberry Lemonade’ and ‘Apple Cinnamon flavored energy/nutrition drinks.

To view all of UpLift’s filings, visit www.sec.gov, click on “Search for Company Filings” under the Filings & Forms heading, click on “Companies and Other Filers,” and enter UpLift Nutrition.

About UpLift Nutrition:

UpLift Nutrition’s mission is to use the latest and best science available to produce safe, cutting-edge, all-natural nutritional products.  We will constantly strive to offer products that benefit all, while remaining mindful of protecting and preserving Mother Nature’s finite resources.

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors.  Without limitation, these risks and uncertainties include the Company’s dependence on its ability to market this, or any other product the Company may attempt now or in the future.  Readers should review and consider the various disclosures made by the Company in its reports to its shareholders and the Securities and Exchange Commission.

Contact: Gary C. Lewis

801-721-4410

glewis@upliftnutrition.com